Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal Fourth Quarter and Year Ended December 26, 2010

Greenwood Village, CO — February 17, 2011 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 12 and 52 weeks ended December 26, 2010.

Financial and Operational Results

Results for the 12 weeks ended December 26, 2010, compared to the 12 weeks ended December 27, 2009, are as follows:

•                  Restaurant revenue increased 5.4% to $189.3 million.

•                  Company-owned comparable restaurant sales increased 0.8%.

•                  Restaurant-level operating profit increased 3.2% to $32.2 million.

•                  GAAP diluted earnings per share were $0.14 vs. $0.10 in the same period a year ago, including the effects of costs related to closing two company-owned restaurants and executive transition expense in 2010.

•                  Non-GAAP adjusted net income was $1.9 million, or earnings of $0.12 per diluted share, excluding the restaurant closing and executive transition costs.  (See Schedule II at the end of this release for a reconciliation of these non-GAAP calculations to GAAP.)

•                  Four new company-owned Red Robin® restaurants and two new franchised restaurants opened during the fourth quarter 2010.

Results for the 52 weeks ended December 26, 2010, compared to the 52 weeks ended December 27, 2009, are as follows:

•                  Restaurant revenue increased 2.2% to $846.4 million.

•                  Company-owned comparable restaurant sales decreased 0.6%.

•                  Restaurant-level operating profit decreased 3.6% to $150.7 million.

•                  Selling, general and administrative (SG&A) expense increased to $88.8 million in 2010 from $76.3 million in 2009.  Included in the 2010 SG&A expense is an increase in television advertising expense of $12.9 million, CEO transition expense of $2.6 million and restaurant closure costs of $0.8 million.

•                  GAAP diluted earnings per share were $0.46, including the effects of restaurant impairment and closure charges and executive transition expenses, vs. GAAP diluted earnings per share in fiscal 2009 of $1.14.

•                  Non-GAAP adjusted net income was $13.4 million, or earnings of $0.85 per diluted share, excluding the effects of restaurant impairment and closure charges and executive transition expenses. (See Schedule II at the end of this release for a reconciliation of these non-GAAP calculations to GAAP.)

•                  A total of 15 new Red Robin® restaurants, 11 company-owned and four franchised locations were opened during the full fiscal year 2010.

As of the end of the fiscal year 2010, there were 314 company-owned and 136 franchised Red Robin® restaurants.

“In a matter of a few short months, we have galvanized and focused the entire Red Robin Team to drive performance improvement and re-establish our company as a best-in-class restaurant operator,” said Steven Carley, Red Robin Gourmet Burgers, Inc.’s chief executive officer.  “We are implementing significant initiatives, which we call Project RED, to increase same store sales, reduce expenses, improve restaurant level margins and drive overall corporate profitability. We are also allocating capital prudently to maximize long-term shareholder returns.”

Fiscal Fourth Quarter 2010 Results

Comparable restaurant sales increased 0.8% for company-owned restaurants in the fiscal fourth quarter of 2010 compared to the fiscal fourth quarter of 2009, driven by a 1.1% increase in guest counts, partially offset by a 0.3% decrease in the average guest check.  Average weekly comparable sales from the 303 company-owned comparable restaurants were $50,565 in the fiscal fourth quarter of 2010, compared to $50,249 for the 277 company-owned comparable restaurants in the fiscal fourth quarter of 2009.  Average weekly sales for the 13 non-comparable company-owned restaurants were $65,610 in the fiscal fourth quarter of 2010, compared to $49,167 for the 29 non-comparable restaurants in the fiscal fourth quarter a year ago.  For all company-owned restaurants, average weekly sales were $51,103 from 3,771 operating weeks in the fiscal fourth quarter of 2010 compared to $50,148 from 3,666 operating weeks, in the fiscal fourth quarter of 2009.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 5.7% to $192.6 million in the fiscal fourth quarter of 2010, versus $182.2 million last year.  Franchise royalties and fees increased 21.8% to $3.1 million in the fiscal fourth quarter of 2010 compared to $2.6 million for the same period in 2009.

For the fiscal fourth quarter of 2010, the Company’s U.S. franchise restaurant sales of $65.3 million were higher compared to $61.9 million in the prior year period.  Comparable sales in the fiscal fourth quarter of 2010 for franchise restaurants in the U.S. increased 3.4% and for franchise restaurants in Canada increased 0.9% from the fiscal fourth quarter of 2009.  Average weekly comparable sales for the U.S. franchised restaurants were $47,702 from the 106 comparable restaurants in the fiscal fourth quarter of 2010, compared to $45,798 for the 104 comparable restaurants in the fiscal fourth quarter of 2009.  Average weekly sales in the fiscal fourth quarter of 2010 for the Company’s 18 comparable franchise restaurants in Canada were C$51,000 versus C$49,297 in the same period last year.  Canadian results are in Canadian dollars.

Restaurant-level operating profit margins at company-owned restaurants were 17.0% in the fiscal fourth quarter of 2010 compared to 17.3% in the fiscal fourth quarter of 2009.  As a percentage of restaurant revenue, fiscal fourth quarter 2010 restaurant-level operating profit margins were negatively impacted by a 0.6% increase in food and beverage costs and a 0.2% increase in labor costs, partially offset by a 0.3% decrease in occupancy costs and 0.2% decrease in other operating costs.

Schedule I of this earnings release defines restaurant-level operating profit and reconciles this metric to income from operations and net income for all periods presented.  The Company’s restaurant-level operating profit metric is designed to afford management and investors with a basis for considering and comparing restaurant performance.  It is not calculated in conformity with generally accepted accounting principles (“GAAP”).  It is intended to supplement, rather

than replace GAAP results.   Restaurant-level operating profit is useful to management and to the Company’s investors because it is widely regarded in the restaurant industry as a meaningful metric by which to evaluate restaurant-level operating efficiency and performance.

Selling, general and administrative expenses were $19.2 million in the fiscal fourth quarter of 2010 and $17.1 million in the fiscal fourth quarter of 2009, which were 9.9% and 9.4% of total revenue, respectively.  Included in the fiscal fourth quarter of 2010 was a $2.1 million investment in the Company’s television media campaign, compared to $833,000 in the fiscal fourth quarter of 2009.  Also included in fiscal fourth quarter 2010 SG&A expense was approximately $47,000 in executive transition costs, as well as $767,000 in costs related to closing two company-owned restaurants.

Interest expense was $0.8 million in the fiscal fourth quarter of 2010, compared to $1.8 million in the fiscal fourth quarter of 2009.

Net income for the fiscal fourth quarter of 2010 was $2.2 million or $0.14 per diluted share, compared to net income of $1.6 million, or $0.10 per diluted share, in the fiscal fourth quarter of 2009.  Included in fiscal fourth quarter 2010 results were costs related to executive transition and the closing of two company-owned restaurants.  Excluding the executive transition expense and restaurant closing costs, and using a normalized annual tax provision of 6.2%, the Company’s fiscal fourth quarter 2010 earnings would have been $0.12 per diluted share.  Schedule II of this earnings release reconciles the impact on the net income and earnings per share as reported on a GAAP basis to adjusted amounts excluding certain charges in the fiscal fourth quarter and full year of 2010 and 2009.

The Company had an effective tax benefit of $1.1 million in the fiscal fourth quarter of 2010, compared to a $422,000 tax benefit in the fourth quarter 2009.  Our full-year 2010 tax is a benefit of $2.6 million, which equates to a full-year tax rate benefit of 54.3%, since general business tax credits, primarily the FICA tip tax credit, significantly exceeded the combined Federal and state statutory provision on a lower income before taxes for 2010.

Balance Sheet and Liquidity

On December 26, 2010, the Company held $17.9 million in cash and cash equivalents and had a total outstanding debt balance of $158.5 million, including $104.0 million of borrowings under its $150 million term loan, $43.0 million of borrowings under its $150 million revolving credit facility and $11.6 million outstanding for capital leases.  The Company has also issued $6.6 million of outstanding letters of credit under its revolving credit facility.  In the fiscal fourth quarter of 2010, the Company paid down $2.2 million in debt.

The Company is subject to a number of customary covenants under its credit agreement, including limitations on new credit facilities, acquisitions, dividend payments, and requirements to maintain certain financial ratios.  As of December 26, 2010, the Company was in compliance with all of its debt covenants, and the Company expects to remain in full compliance with its current credit agreement during the 2011 fiscal year.

Outlook

In 2011, the Company’s strategic focus will be around efforts to support the “Project RED” initiatives.  These initiatives support revenue growth, expense management and deployment of capital.  Revenue driving initiatives include the implementation of a guest loyalty program called “Red Royalty,” a focus on targeting adult guests and improving alcohol beverage sales, and using a Limited Time Offer strategy supported with television advertising.  In addition, the Company plans to take a price increase of 1.5% in April of this year to help mitigate commodity cost increases it expects to incur in 2011.  With regard to expense management, the initiatives will be focused on reducing SG&A expense and restaurant costs.  The SG&A expense reductions were supported by actions taken early in the year to reduce administrative headcount, which resulted in $3 million in annualized savings.  The Company is also in the process of identifying $16 million to $18 million in annualized savings from a reduction in restaurant costs, which it expects to be realized over the next 12 to 24 months.  Deployment of capital will focus on the Company’s investment in new restaurant development, the investment in an overhaul of its data infrastructure, the repurchase opportunity related the Company’s stock, as well as future refinancing activities.  The Company representatives will be discussing these initiatives in further detail on their earnings conference call scheduled for later today.  See below in the “Investor Conference Call and Webcast” section of this release for information on how to access the call and webcast.

The Company’s fiscal first quarter of 2011 is a 16-week quarter.  Seven new company-owned restaurants are currently under construction.  One new company-owned restaurant opened in the fiscal first quarter.  Two new franchised restaurants are currently under construction, with one of these franchised restaurants expected to open later in the first quarter of 2011 and the other in the second quarter of 2011.   During fiscal year 2011, the Company expects to open 10 new company-owned restaurants, one of which opened early in the first quarter of 2011, and franchisees are expected to open three to four new restaurants.

Through February 14, 2011, company-owned comparable restaurant sales decreased 0.4%, compared to a year-over-year company-owned comparable restaurant sales decrease of 7.8% for the same period of 2010.  Removing the impact of weather so far in 2011 and the timing of Valentine’s Day, the comparable restaurant sales would have been an increase of 0.4%.

Next week the Company will begin TV advertising support for its spring limited time offer (LTO) promotion.  The cost of the TV advertising support is expected to be approximately $4.4 million in the first fiscal quarter of 2011.  The Company also expects to spend another $9 million on TV advertising during the balance of the year to support LTO promotions in the summer and fall of 2011.  Television advertising spending during the full fiscal year 2010 was $15.4 million.  The Company’s total marketing expense in 2011 is expected to be about $27.5 million compared to $28.8 million spent in fiscal 2010, which is included in selling, general and administrative expense in both years.

Based on the Company’s development plans and other infrastructure and maintenance costs, the Company expects total fiscal year 2011 capital expenditures to be between $39 million and $41 million, which the Company expects to continue funding entirely out of operating cash flow. The Company also intends to make scheduled quarterly payments of $4.7 million required by the term loan portion of its existing credit facility from free cash flow after capital expenditures and expects to use its remaining free cash flow to make payments on the Company’s revolving credit facility and maintain flexibility to opportunistically repurchase shares of the Company’s common stock.  The Company expects to refinance its current debt in the first half of 2011.  The terms of this refinancing may affect the debt reduction discussed above.  In addition, the Company’s Board had previously authorized up to $50 million for the opportunistic repurchases of the Company’s stock, of which the Company intends to spend up to $25 million from operating cash flow and available credit in the next six months commencing immediately, subject to appropriate valuation of the Company’s shares and other standard considerations.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fiscal fourth quarter and year-end 2010 results today at 5:00 p.m. ET. The conference call number is (888) 264-8954, or for international callers (913) 312-1468.  To access the webcast, please visit www.redrobin.com and select the “Investors” link from the menu. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com following the conference call.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 450 Red Robin® restaurants located across the United States and Canada, including company-owned locations and those operating under franchise agreements.

Forward-Looking Statements:

Certain information and statements contained in this press release, including those statements regarding the Company’s Project RED initiatives, expected compliance with the Company’s credit agreement, as well as certain statements under the heading “Outlook,” including those regarding the Company’s anticipated new restaurant openings,  loyalty program, TV advertising support, marketing expense, capital expenditures, pricing and cost mitigation strategies, stock repurchase program and debt refinancing, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “anticipates,” “assumptions,” “believe,” “continue,” “expects,” intends,” “plans”, “will” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the ability to effectively implement strategies and achieve anticipated revenue and cost savings from the new Project RED, data infrastructure overhaul and other initiatives; the downturn in general economic conditions including severe volatility in financial markets, high levels of unemployment and decreasing consumer confidence, resulting in changes in consumer preferences, consumer discretionary spending or consumer acceptance of pricing changes and increases; the effectiveness of our marketing and advertising strategies, including our loyalty program;  potential fluctuation in our quarterly operating results due to economic conditions, seasonality and other factors; changes in availability of capital or credit facility borrowings to us and to our franchisees; our ability to refinance our debt, if at all or on terms favorable to the

Company; the adequacy of cash flows generated by our business or available debt resources to fund operations and growth opportunities and repurchases of our common stock; further limitations on our ability to execute stock repurchases due to lack of available shares or acceptable stock price levels or other market or company-specific conditions; the effect of increased competition in the casual dining market and discounting by competitors; our ability to achieve and manage our planned expansion, including both in new markets and existing markets; changes in the cost and availability of building materials and restaurant supplies; the concentration of our restaurants in the Western United States and the associated disproportionate impact of macroeconomic factors; changes in the availability and costs of food; changes in labor and energy costs and changes in the ability of our vendors to meet our supply requirements; labor shortages, particularly in new markets; the effectiveness of our initiative to normalize new restaurant operations; lack of awareness of our brand in new markets; concentration of less mature restaurants in the comparable restaurant base which impacts profitability; the ability of our franchisees to open and manage new restaurants; health concerns about our food products and food preparation; our ability to protect our intellectual property and proprietary information; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; our franchisees’ adherence to our practices, policies and procedures;  and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

ICR

Don Duffy/Raphael Gross

203-682-8200

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)
(Unaudited)

	December 26, 2010	December 27, 2009
Assets:
Current Assets:
Cash and cash equivalents	$17,889	$20,268
Restricted cash—marketing funds	91	189
Accounts receivable, net	6,983	5,179
Inventories	16,037	14,526
Prepaid expenses and other current assets	7,509	6,203
Income tax receivable	3,822	4,713
Deferred tax asset	1,294	4,127
Total current assets	53,625	55,205
Property and equipment, net	414,048	431,536
Goodwill	61,769	61,769
Intangible assets, net	43,056	47,426
Other assets, net	6,759	4,159
Total assets	$579,257	$600,095

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$12,776	$10,891
Construction related payables	2,943	3,181
Accrued payroll and payroll related liabilities	29,137	26,912
Unearned revenue, net	14,391	15,437
Accrued liabilities	18,592	19,483
Current portion of term loan notes payable	18,739	18,739
Current portion of long-term debt and capital lease obligations	838	779
Total current liabilities	97,416	95,422
Deferred rent	34,214	30,996
Long-term portion of term loan notes payable	85,214	103,954
Other long-term debt and capital lease obligations	53,731	67,862
Other non-current liabilities	8,021	13,239
Total liabilities	278,596	311,473

Stockholders’ Equity:
Common stock; $0.001 par value: 30,000,000 shares authorized; 17,101,897 and 17,079,267 shares issued; 15,599,259 and 15,586,948 shares outstanding	17	17
Preferred stock, $0.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 1,501,030 and 1,492,280 shares, at cost	(50,321)	(50,125)
Paid-in capital	171,558	167,637
Accumulated other comprehensive loss, net of tax	(197)	(1,212)
Retained earnings	179,604	172,305
Total stockholders’ equity	300,661	288,622
Total liabilities and stockholders’ equity	$579,257	$600,095

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	December 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009
Revenues:
Restaurant revenue	$189,295	$179,595	$846,389	$828,031
Franchise royalties and fees	3,117	2,560	13,409	12,825
Other revenue	162	42	4,471	189
Total revenues	192,574	182,197	864,269	841,045
Costs and expenses:
Restaurant operating costs:
Cost of sales	46,206	42,723	206,639	199,195
Labor	67,798	63,918	300,878	287,981
Operating	28,442	27,214	125,137	122,183
Occupancy	14,694	14,584	63,055	62,420
Depreciation and amortization	12,959	13,351	56,738	57,166
Selling, general and administrative expenses	19,153	17,066	88,836	76,260
Franchise development	352	310	4,122	4,203
Pre-opening costs	1,024	433	3,015	3,696
Asset impairment charge	—	—	6,116	—
Total costs and expenses	190,628	179,599	854,536	813,104
Income from operations	1,946	2,598	9,733	27,941
Other (income) expense:
Interest expense	828	1,811	5,112	6,903
Interest income	(20)	(13)	(63)	(111)
Other	(33)	(409)	(46)	(380)
Total other expenses	775	1,389	5,003	6,412
Income before income taxes	1,171	1,209	4,730	21,529
Provision (benefit) for income taxes	(1,057)	(422)	(2,569)	3,930
Net income	$2,228	$1,631	$7,299	$17,599
Earnings per share:
Basic	$0.14	$0.11	$0.47	$1.14
Diluted	$0.14	$0.10	$0.46	$1.14
Weighted average shares outstanding:
Basic	15,563	15,436	15,536	15,392
Diluted	15,703	15,555	15,709	15,504

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

(In thousands, except percentage data)

The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements.  The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant level assets, because such expenses represent historical sunk costs which do not reflect a current cash outlay for the restaurants.  The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, pre-opening costs, reacquired franchise costs, legal settlements and costs associated with the tender offer of stock options attributed to non-restaurant employees.   The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the 12 and 52 weeks ended December 26, 2010, and December 27, 2009, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Twelve Weeks Ended
	December 26, 2010		December 27, 2009
	As Reported		As Reported
Restaurant revenues	$189,295	98.3%	$179,595	98.6%
Restaurant operating costs:
Cost of sales	46,206	24.4	42,723	23.8
Labor	67,798	35.8	63,918	35.6
Operating	28,442	15.0	27,214	15.2
Occupancy	14,694	7.8	14,584	8.1
Restaurant-level operating profit	32,155	17.0	31,156	17.3

Add - other revenues	3,279	1.7	2,602	1.4
Deduct - other operating:
Depreciation and amortization	12,959	6.7	13,351	7.3
Selling, general and administrative	18,738	9.7	17,412	9.6
Pre-opening costs	1,024	0.5	433	0.2
Restaurant closure costs	767	0.4	(36)	—
Total other operating	33,488	17.4	31,160	17.1

Income from operations	1,946	1.0	2,598	1.4

Total other expenses, net	775	0.4	1,389	0.8
Benefit for income taxes	(1,057)	(0.5)	(422)	(0.2)
Total other	(282)	(0.1)	967	0.5

Net income	$2,228	1.2%	$1,631	0.9%

Certain percentage amounts in the table above do not total due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.

	Fifty-two Weeks Ended
	December 26, 2010		December 27, 2009
	As Reported		As Reported
Restaurant revenues	$846,389	97.9%	$828,031	98.5%
Restaurant operating costs:
Cost of sales	206,639	24.4	199,195	24.1
Labor	300,878	35.5	287,095	34.7
Operating	125,137	14.8	122,183	14.8
Occupancy	63,055	7.4	62,420	7.5
Tender offer stock-based compensation expense		—	886	0.1
Restaurant-level operating profit	150,680	17.8	156,252	18.9

Add - other revenues	17,880	2.1	13,014	1.5
Deduct - other operating:
Depreciation and amortization	56,738	6.6	57,166	6.8
Selling, general and administrative	92,102	10.7	76,785	9.1
Pre-opening costs	3,015	0.3	3,696	0.4
Tender offer stock-based compensation expense	—	—	3,116	0.4
Asset impairment charge	6,116	—	—	—
Restaurant closure costs	856	0.1	562	0.1
Total other operating	158,827	17.7	141,325	16.8

Income from operations	9,733	1.1	27,941	3.3

Total other expenses, net	5,003	0.6	6,412	0.8
Provision (benefit) for income taxes	(2,569)	(0.3)	3,930	0.5
Total other	2,434	0.3	10,342	1.2

Net income	$7,299	0.8%	$17,599	2.1%

Certain percentage amounts in the table above do not total due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.

Schedule II

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the twelve and fifty-two weeks ended December 26, 2010, and December 27, 2009, net income and diluted net income per share, excluding the effects of the executive transition costs, restaurant closures and impairment of four restaurants and the 2009 cash tender offer.    The Company believes that the presentation of net income and earnings per share exclusive of the identified charges gives the reader additional insight into the ongoing operational results of the Company.  This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein.  The non-GAAP results were calculated using an assumed 6.2% normalized tax rate in 2010 on income before taxes excluding the identified charges.  The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	December 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009

Net income as reported	$2,228	$1,631	$7,299	$17,599
Asset impairment	—	—	6,116	—
Restaurant closure costs	767	(36)	856	562
Executive transition costs	47	—	2,559	—
2009 cash tender offer	—	—	—	4,002
Income tax expense	(1,180)	(13)	(3,457)	(834)

Non-GAAP adjusted net income	$1,862	$1,582	$13,373	$21,329

Basic net income per share:
Net income	$0.14	$0.11	$0.47	$1.14
Asset impairment	—	—	0.39	—
Restaurant closure costs	0.05	—	0.06	0.04
Executive transition costs	—	—	0.16	—
2009 cash tender offer	—	—	—	0.26
Income tax expense	(0.07)	—	(0.22)	(0.05)

Basic Non-GAAP adjusted net income	$0.12	$0.11	$0.86	$1.39

Diluted net income per share:
Net income	$0.14	$0.10	$0.46	$1.14
Asset impairment	—	—	0.39	—
Restaurant closure costs	0.05	—	0.05	0.04
Executive transition costs	—	—	0.16	—
2009 cash tender offer	—	—	—	0.26
Income tax expense	(0.07)	—	(0.21)	(0.06)

Diluted Non-GAAP adjusted net income	$0.12	$0.10	$0.85	$1.38

Weighted average shares outstanding:
Basic	15,563	15,436	15,536	15,392
Diluted	15,703	15,555	15,709	15,504